Exhibit 11

WESTAMERICA BANCORPORATION

COMPUTATION OF EARNINGS PER SHARE ON
COMMON AND COMMON EQUIVALENT SHARES AND
ON COMMON SHARES ASSUMING FULL DILUTION

                                       For the three       For the nine
                                       months ended        months ended
                                       September 30,       September 30,
(In thousands, except                ----------------    ----------------
         per share data)               1996      1995      1996      1995
                                     ------    ------    ------    ------

Weighted average number of common
   shares outstanding                 9,514     9,864     9,672     9,893
Add exercise of options reduced by
    the number of shares that could
    have been purchased with the
    proceeds from such exercise         252       252       248       247
                                     ------    ------   -------   -------
                                      9,766    10,116     9,920    10,140

Net income                           $9,467    $8,388   $27,966   $22,476



Primary earnings per share            $1.00     $0.85     $2.89     $2.27
                                      =====     =====     =====     =====

Fully-diluted earnings per share      $0.97     $0.83     $2.82     $2.22
                                      =====     =====     =====     =====